Exhibit 99.1

Media	Investors
Janis Allen	Kevin Chamberlain
(805) 330-4899	Isaac Garden
(818) 264-4907

PennyMac Financial Services, Inc. Announces Appointment of President and
Chief Mortgage Banking Officer

Westlake Village, CA, March 3, 2021 – PennyMac Financial Services, Inc. (NYSE: PFSI) today announced the appointment of Doug Jones as President and Chief Mortgage Banking Officer. Mr. Jones had previously served as the Company’s Senior Managing Director and Chief Mortgage Banking Officer, as well as President of PennyMac Loan Services, the Company’s mortgage banking subsidiary. In his new role, Mr. Jones continues to be responsible for all activities relating to the Company’s loan production and loan servicing businesses.

“I am pleased to announce this promotion for Doug, which reflects the Company’s continued focus on succession planning,” said PFSI Chairman and CEO David A. Spector. “Doug is an extremely focused and committed leader who is widely regarded as one of the most experienced and capable mortgage executives in our industry. Doug and I will continue to work with Andy Chang, Vandy Fartaj and our deep senior management team to build on PennyMac’s industry leadership and achieve further success and growth in the years to come.”

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.

Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry and employs over 6,000 people across the country. For the twelve months ended December 31, 2020, PennyMac Financial’s production of newly originated loans totaled $197 billion in unpaid principal balance, making it the third largest mortgage lender in the nation. As of December 31, 2020, PennyMac Financial serviced loans totaling $427 billion in unpaid principal balance, making it a top ten mortgage servicer in the nation.

Additional information about PennyMac Financial Services, Inc. is available at ir.pennymacfinancial.com.